Exhibit 10.01
DIAMOND FOODS, INC. CHANGE OF CONTROL PLAN
Effective June 2, 2015
This Diamond Foods, Inc. Change of Control Plan (the “Plan”) for the benefit of Designated Employees of Diamond Foods, Inc. (the “Company”) was adopted by the Compensation Committee of the Board of Directors of the Company at a meeting held on June 2, 2015.
RECITALS:
WHEREAS, the Company benefits from the knowledge, experience, expertise and advice of the Designated Employees to manage its business for the benefit of the Company’s stockholders; and
WHEREAS, the Company recognizes that it is necessary to attract and retain key employees, and a key element of programs to attract and retain key employees is to provide assurance about their status in the event of any Change of Control and to avoid uncertainty regarding the consequences of such an event that could adversely affect the performance of the Designated Employees; and
WHEREAS, the Company believes that the existence of this Plan will serve as an incentive to Designated Employees to remain in the employ of the Company, and enhances the Company’s ability to call on and rely upon Designated Employees if a Change of Control were to occur; and
WHEREAS, the Company desires to adopt this Plan to encourage the Designated Employees to continue to devote the Designated Employees’ full attention and dedication to the success of the Company, and to provide specified benefits to the Designated Employees in the event of a Change of Control pursuant to the terms of this Plan.
NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:
1.GENERAL

1.1	Purpose. The purpose of this Plan is to provide specified compensation benefits to selected executives, officers and key employees of the Company in the event of a Qualified Termination.

1.2
No Employment Agreement. This Plan does not obligate the Company to continue to employ a Designated Employee for any specific period of time, or in any specific role or geographic location. Subject to the terms of any applicable written employment agreement between the Company and a Designated Employee, the Company may assign a Designated Employee to other duties, and either the Company or the Designated Employee may terminate the Designated Employee’s employment at any time for any reason.

2.    QUALIFIED TERMINATION

2.1	Prior Obligations. In the event of a Qualified Termination, the Designated Employee shall be entitled to the benefits described in this Section 2.1.

2.1.1	Accrued Salary and Vacation. All salary and accrued vacation earned through the date of a Qualified Termination shall be paid to the Designated Employee on such Qualified Termination.

2.1.2
Accrued Bonus Payment. The Designated Employee shall receive a lump sum payment of Designated Employee’s bonus for the Company’s prior fiscal year to the extent that any such bonus was earned (as determined by the Company) and is unpaid on the date of a Qualified Termination.

2.1.3
Expense Reimbursement. Within ten (10) days of submission of proper expense reports by the Designated Employee, the Company shall reimburse the Designated Employee for all expenses incurred by the Designated Employee, consistent with Company policy in connection with the business of the Company prior to the date of a Qualified Termination.

2.2
Cash Severance Benefits. In the event of a Qualified Termination of a Senior Executive, such Senior Executive (or beneficiary) shall be entitled to receive an amount equal to six (6) months of such Senior Executive’s Base Salary. The amount shall be paid in cash in one lump sum. Payment shall be made upon the later of ten (10) days following (i) the Qualified Termination, or (ii) delivery of an effective Release (as defined in Section 5.3 below), but not later than sixty (60) days following a Qualified Termination.

2.3
Additional Insurance Benefits. In the event of a Qualified Termination of a Senior Executive, and if, pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Senior Executive elects timely continuation coverage for such Senior Executive and/or any or all dependents of such Senior Executive under the Company’s medical or dental plans as in effect immediately prior to the date of a Qualified Termination, then for a period of up to six (6) months following such Qualified Termination the Senior Executive shall receive a monthly payment from the Company equal to the Company’s portion of the premium(s) for the coverage elected under COBRA for such Senior Executive and such dependents. The Company’s obligation under this Section 2.3 shall terminate upon the insured (e.g., the Designated Employee or a dependent) accepting insurance coverage of that type under another group health plan. For purposes of this COBRA coverage, the date of the “qualifying event” for the Senior Executive and any dependents shall be the date of a Qualified Termination. If the Company determines in its sole discretion that it cannot provide the COBRA benefits without potentially violating applicable laws (including, without limitation, Section 2716 of the Public Health Service Act and the Employee Retirement Income Security Act of 1974, as amended), the Company will in lieu thereof provide to the Senior Executive a taxable monthly payment for a period of six (6) months in an amount equal to the monthly COBRA premium that the Senior Executive would be required to pay to continue the group health coverage in effect on the date of the Senior Executive’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether the Senior Executive elects COBRA continuation coverage.

2.4
Acceleration of Vesting and Exercisability. If a Designated Employee is subject to a Qualified Termination, contingent upon the Designated Employee’s delivery of an effective Release (as defined in Section 5.3 below), all Equity Compensation Awards granted by the Company to such Designated Employee, shall become fully vested and exercisable. Notwithstanding the foregoing, in the event a performance share unit award specifically provides for accelerated vesting in whole or in part upon a Change of Control, the terms of such award shall govern in lieu of this Section 2.4. Additionally, notwithstanding the foregoing, in the event a performance share unit award specifically provides for adjustment or conversion in whole or in part upon a Change of Control (such as conversion into a time-based restricted stock unit), such adjustment or conversion shall be deemed to occur prior to the Qualified Termination.

2.5
Alternative Cash Severance and Equity Treatment. Notwithstanding anything in this Plan to the contrary, if a Designated Employee has any cash severance or Equity Compensation Award accelerated vesting or exercisability related to termination of employment pursuant to any other plan, agreement or arrangement with the Company, but, in the case of a Group 3 Employee, disregarding and not including any cash severance arrangement generally available to employees upon termination of employment whether existing or newly adopted by the Company (the “Alternative Change of Control Benefit”), then such Designated Employee shall continue to be subject to such Alternative Change of Control Benefit unless such Designated Employee affirmatively elects in writing to participate in this Plan with such election to be delivered to the Company no later than five business days prior to the closing of the Change of Control or as otherwise determined by the Compensation Committee. In the event such Designated Employee has properly elected to participate in this Plan, the Designated Employee shall not be entitled to any benefits under the Alternative Change of Control Benefit and any benefits under the Alternative Change of Control Benefit shall be disregarded in their entirety and shall not be paid or become effective.

3.    FEDERAL TAX ISSUES

3.1
Section 280G. If (1) any amounts payable to the Designated Employee under this Plan or otherwise are characterized as excess parachute payments pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), and (2) the Designated Employee thereby would be subject to any United States federal excise tax due to that characterization, then it is agreed between the parties that amounts payable under this Plan to the Designated Employee shall be reduced (to the extent necessary) in order to achieve the greatest after-tax benefit to the Designated Employee, with reduction to occur in the following order: (i) reduction of payments of cash; and (ii) reduction in equity awards; and in each category reduction shall be pro rata between those payments subject to Section 409A and payments not subject to Section 409A. Unless the Company and the Designated Employee otherwise agree in writing, determination of whether the Designated Employee would be subject to any United States federal excise tax pursuant to Section 4999 of the Code shall be made in writing by an independent public accountant agreed to by the Company and the Designated Employee (the “Accountant”), whose determination shall be conclusive and binding upon the Designated Employee and the Company for all purposes. For purposes of making the calculations required by this Section 3, the Accountant may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Designated Employee shall furnish the Accountant such information and documents as the Accountant may reasonably request in order to make the required determinations. The Company shall bear all reasonable fees and expenses of the Accountant in connection with the services contemplated by this Section 3.

3.2
Section 409A. To the extent that (i) any payments to which the Designated Employee becomes entitled under this Plan in connection with a separation from service constitute nonqualified deferred compensation subject to Code Section 409A, and (ii) the Designated Employee is

deemed at the time of the separation from service to be a specified employee (as such term is defined in U.S. Treasury Regulation 1.409A-1(i)), then such payment or payments shall not be made or commence until the earlier of (A) the expiration of the six-month period measured from the date of the Designated Employee's separation from service with the Company, or (B) the Designated Employee's date of death following such separation from service; provided, however, that such delay shall only be effected to the extent required to avoid adverse tax treatment to the Designated Employee, including (without limitation) the additional twenty percent (20%) tax for which the Designated Employee would otherwise be liable under Section 409A(a)(l)(B) in the absence of such delay. Upon the expiration of the applicable delay period, any payments which would have otherwise been made during that period in the absence of this paragraph shall be paid to the Designated Employee or his or her beneficiary in one lump sum (without interest). The benefits under this Plan are intended to be exempt from or otherwise comply with the provisions of Section 409A of the Code. If any provision of this Plan is subject to more than one interpretation or construction, such ambiguity shall be resolved in favor of that interpretation or construction which is consistent with such provisions not being subject to the provisions of Section 409A, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Plan may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Plan are intended to constitute separate payments for purposes of U.S. Treasury Regulation 1.409A-2(b)(2).
4.    DEFINITIONS

4.1
Capitalized Terms Defined. Capitalized terms used in this Plan shall have the meanings set forth in this Section 4, unless the context clearly requires a different meaning or they are defined elsewhere in this Plan.

4.2	“Cause” means

4.2.1	For a Group 1 Employee, the occurrence of any of the following
(a)    An material act of dishonesty made by the Designated Employee in connection with his or her responsibilities as an employee;
(b)    The Designated Employee’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude;
(c)    The Designated Employee’s gross misconduct that is materially injurious to the Company;
(d)    The Designated Employee’s intentional or willful misconduct or refusal to follow the lawful instructions of the CEO or the Board of Directors of the Company;
(e)    The Designated Employee’s unauthorized use or disclosure of any propriety information or trade secrets of the Company or any other party to whom the Designated Employee owes an obligation of nondisclosure as a result of his or her relationship with the Company; and

(f)    The Designated Employee’s willful breach of any obligations under any written agreement or covenant with the Company.
Notwithstanding the foregoing, if any of the occurrences set forth in this Section 4.2.1 are capable of being cured after receiving notice from the Company of such occurrence, then the Designated Employee shall have 5 business days from such notice to cure such occurrence. For these purposes, no act or failure to act shall be considered “intentional” or “willful” unless it is done, or omitted to be done, in bad faith without a reasonable belief that the action or omission is in the best interests of the Company.

4.2.2	For a Group 2 Employee and/or Group 3 Employee, the occurrence of any of the following
(a)    An material act of dishonesty made by the Designated Employee in connection with his or her responsibilities as an employee;
(b)    The Designated Employee’s conviction of, or plea of nolo contendere to, a felony or any crime involving fraud, embezzlement or any other act of moral turpitude;
(c)    The Designated Employee’s gross misconduct that is materially injurious to the Company;
(d)    The Designated Employee’s intentional or willful misconduct or refusal to follow the lawful instructions of the CEO or the Board of Directors of the Company;
(e)    The Designated Employee’s unauthorized use or disclosure of any propriety information or trade secrets of the Company or any other party to whom the Designated Employee owes an obligation of nondisclosure as a result of his or her relationship with the Company;
(f)    The Designated Employee’s willful breach of any obligations under any written agreement or covenant with the Company; and
(g)    The Designated Employee’s continued failure to perform his or her employment duties after having received a written demand of performance from the Company which specifically sets forth the factual basis for the Company’s belief that the Designated Employee has not substantially performed his or her duties.
Notwithstanding the foregoing, if any of the occurrences set forth in this Section 4.2.2 are capable of being cured after receiving notice from the Company of such occurrence, then the Designated Employee shall have 5 business days from such notice to cure such occurrence. For these purposes, no act or failure to act shall be considered “intentional” or “willful” unless it is done, or omitted to be done, in bad faith without a reasonable belief that the action or omission is in the best interests of the Company.

4.3	“Change of Control” means:
(a)    any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) who, by the acquisition or aggregation of securities, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote on elections of directors (the “Base Capital Stock”); except that any change in the relative beneficial ownership of the Company’s securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person’s ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person’s beneficial ownership of any securities of the Company; or
(b)    the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (i) the continuing or surviving entity and (ii) any direct or indirect parent corporation of such continuing or surviving entity; or
(c)    a change in the composition of the Board, occurring over a twelve-month period, as a result of which the individuals who constitute the Board at the beginning of such twelve-month period (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such an individual were a member of the Incumbent Board; or
(d)    the sale, transfer or other disposition of all or substantially all of the Company’s assets.
Any other provision of this Section 4.3 notwithstanding, a transaction shall not constitute a Change of Control if its sole purpose is (i) to change the state of the Company’s incorporation, (ii) to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction or (iii) to effect a reverse morris trust transaction.

4.4	“Change of Control Period” means the period commencing on a Change of Control and ending twelve (12) months following a Change of Control.

4.5	“Company” shall mean Diamond Foods, Inc., a Delaware corporation, and, following a Change of Control, any Successor.

4.6
“Designated Employees” means (A) each of (i) the Chief Executive Officer (“CEO”), (ii) other officers with the title of Executive Vice President or above, and (iii) those employees who are designated as Group 1 Employees by the Company’s Compensation Committee based on recommendations made by the CEO (together, the “Group 1 Employees” and each a “Group 1 Employee”); (B) (i) all employees who are not Group 1 Employees of the Company, who are Vice President level and above (including the UK General Manager), and (ii) those employees who are designated as Group 2 Employees by the Company’s Compensation Committee based on recommendations made by the CEO (together, the “Group 2 Employees” and each a “Group 2 Employee”), and (C) all employees who are not Group 1 Employees or Group 2 Employees of the Company and who hold an outstanding Equity Compensation Award (the “Group 3 Employees” and each a “Group 3 Employee”).

4.7
“Equity Compensation Award” shall mean any award of stock options, restricted stock, restricted stock units, stock appreciation rights or such other equity compensation award held by a Designated Employee granted under an equity compensation plan of the Company or an individual award.

4.8	“Good Reason” means

4.8.1	For a Group 1 Employee, the occurrence of any of the following conditions, without the Group 1 Employee’s written consent:
(a)    a reduction of the Designated Employee’s title, position duties or responsibilities to a level materially less than the title, position duties or responsibilities the Designated Employee occupied on the date immediately preceding the date of a Qualified Termination or such other date as agreed to in writing by the Designated Employee and the Company;
(b)    a material reduction in the Designated Employee’s base salary or target bonus opportunity from what they were on the date immediately preceding the date of a Qualified Termination;
(c)    the Company’s requiring the Designated Employee to be based at any office or location more than fifty (50) miles from the office where the Designated Employee was employed on the date immediately preceding the date of a Qualified Termination; or
(d)    failure by the Company to obtain the assumption of this Plan by any Successor.

4.8.2	For a Group 2 Employee or Group 3 Employee, the occurrence of any of the following conditions, without the Group 2 Employee’s or Group 3 Employee’s written consent:
(a)    a material reduction in the Designated Employee’s base salary or target bonus opportunity from what they were on the date immediately preceding the date of a Qualified Termination;
(b)    the Company’s requiring the Designated Employee to be based at any office or location more than fifty (50) miles from the office where the Designated Employee was employed on the date immediately preceding the date of a Qualified Termination; or
(c)    failure by the Company to obtain the assumption of this Plan by any Successor.
Any event shall constitute Good Reason only if: (i) the Designated Employee gives the Company written notice of the Designated Employee’s intention to terminate for Good Reason, which written notice shall specify in reasonable detail the nature of the events, facts and circumstances giving rise to such Good Reason, within ninety (90) days following the later of the occurrence of such events, facts or circumstances or the Designated Employee’s knowledge thereof; and (iii) the Company fails to cure such events, facts or circumstances so as to remove such Good Reason within thirty (30) business days after receipt of such written notice from the Designated Employee. The Designated Employee may terminate the Designated Employee’s employment for the Good Reason specified above if the Designated Employee gives the Company written notice of such termination within sixty (60) days after the expiration of the thirty (30)-day cure period.

4.9	“Permanent Disability” means that:
(a)    the Designated Employee has been incapacitated by bodily injury, illness or disease so as to be prevented thereby from engaging in the performance of the Designated Employee’s duties;
(b)    such total incapacity shall have continued for a period of six consecutive months; and

(c)    such incapacity will, in the opinion of a qualified physician, be permanent and continuous during the remainder of the Designated Employee’s life.

4.10	“Successor” means any successor to or assignee of substantially all of the Company’s business and/or assets, including without limitation, and following a Change of Control, the Company.

4.11	“Senior Executive” means any Group 1 Employee or Group 2 Employee as such terms are defined in Section 4.6 above.

4.12
“Qualified Termination” means a termination of a Designated Employee by the Company other than for Cause, or a Designated Employee’s resignation for Good Reason, in either case within the Change of Control Period. For clarity, the term “Qualified Termination” shall not include any termination of the employment of the Designated Employee: (1) by the Company for Cause; (2) solely as a result of the Permanent Disability of the Designated Employee; (3) as a result of the death of the Designated Employee; or (4) by the Designated Employee resigning from employment (other than resignation for Good Reason).

5.    EXCLUSIVE REMEDY

5.1
No Other Benefits Payable. The Designated Employee shall be entitled to no other acceleration of equity benefits from the Company that are expressly conditioned on a Qualified Termination with respect to which the payments and/or benefits described in Section 2 have been provided to the Designated Employee, except as expressly set forth in this Plan.

5.2
No Limitation of Regular Benefit Plans. Except as provided in Section 5.4 below, this Plan is not intended to and shall not affect, limit or terminate any plans, programs or arrangements of the Company that are regularly made available to a significant number of employees or officers of the Company, including, without limitation, the Company’s stock option plans, or, in the case of a Group 3 Employee, any cash severance arrangement generally available to employees upon termination of employment whether existing or newly adopted by the Company.

5.3
Release of Claims. Notwithstanding anything in this Plan to the contrary, the Designated Employee shall not be entitled to any of the benefits under Sections 2.2, 2.3 or 2.4 of this Plan unless the Designated Employee has signed, delivered and satisfied all conditions to an effective and non-revocable release to the Company within sixty (60) days following the Designated Employee’s termination of employment, which shall not release the Designated Employee’s rights to indemnification and/or any fiduciary insurance or arrangements in effect at the time of any Change of Control (the “Release”) covering all known and unknown claims that he or she may then have against the Company or persons affiliated with the Company and such Release has become effective and (ii) has agreed not to prosecute any legal action or other proceeding based upon any of such claims.

5.4
Acceleration Following Non-Assumption of Equity Compensation Awards. For purposes of clarification, notwithstanding anything in this Plan to the contrary, if there is a Change of Control in which unvested Equity Compensation Awards granted to the Designated Employees by the Company are not fully assumed, substituted, or replaced by equivalent Equity Compensation Awards of the Successor, then: (1) any unvested Equity Compensation Awards held by Designated Employees shall have their vesting and exercisability fully accelerated such that such unvested Equity Compensation Awards become fully vested and exercisable immediately prior to the effective date of the Change of Control and (2) the Company shall provide reasonable prior written notice to the Designated Employees of: (a) the date that each such unvested Equity Compensation Awards will terminate and (b) the period during which the Designated Employees may exercise (to the extent applicable) any unvested Equity Compensation Awards.

5.5	Noncumulation of Benefits. The Designated Employee may not cumulate benefits under this Plan, and any other written agreement or arrangement with the Company.
6.    PROPRIETARY AND CONFIDENTIAL INFORMATION
During the term of this Plan and following any Qualified Termination, the Designated Employee agrees to continue to abide by the terms and conditions of any confidentiality and/or proprietary rights agreement(s) between the Designated Employee and the Company.
7.    NON-SOLICITATION

7.1
For a period of one (1) year after Qualified Termination, the Senior Executive will not solicit the services or business of any person or entity providing services to, or business with, the Company, or solicit any such person to discontinue provision of such services for, or business with, the Company without the written consent of the Company.

8.    ADMINISTRATION
This Plan shall be administered by the Company’s Board of Directors or its Compensation Committee (collectively, the “Board”). All questions of interpretation or application of this Plan shall be interpreted and determined by the Board, which determination shall be made in good faith, and each such determination by the Board shall be final and binding upon all Designated Employees.
9.    ARBITRATION

9.1
Disputes Subject to Arbitration. Any claim, dispute or controversy arising out of this Plan, the interpretation, validity or enforceability of this Plan or the alleged breach thereof shall be submitted by the parties to binding arbitration by a sole arbitrator under the rules of the American Arbitration Association; provided, however, that (1) the arbitrator shall have no authority to make any ruling or judgment that would confer any rights with respect to the trade secrets, confidential and proprietary information or other intellectual property of the Company upon the Designated Employee or any third party; and (2) this arbitration provision shall not preclude the Company from seeking legal and equitable relief from any court having jurisdiction with respect to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company’s intellectual property. Judgment may be entered on the award of the arbitrator in any court having jurisdiction.

9.2	Site of Arbitration. The site of the arbitration proceeding shall be in San Francisco, California.
10.    MISCELLANEOUS PROVISIONS

10.1
Heirs and Representatives of the Designated Employee; Successors and Assigns of the Company. This Plan shall be binding upon and shall inure to the benefit of and be enforceable by the Designated Employee’s personal and legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. This Plan shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the Company.

10.2
Amendment and Waiver. This Plan may be modified, amended or terminated by the Board at any time; provided, that no such amendment or termination that is adverse to the rights of the Designated Employees shall be effective (i) with respect to any Equity Compensation Awards that are outstanding at the time of such amendment or termination (A) for a period of one (1) year following such amendment or termination or (B) if such one (1) year period would expire during a Change of Control Period or (ii) with respect to any cash benefits under this Plan for a period of one (1) year following such amendment or termination; provided, however, that this Section 10.2 shall not apply to any new equity compensation awards made to any Designated Employees by an acquirer following a Change of Control (other than awards granted in assumption, substitution or replacement of any Equity Compensation Award that was granted prior to the Change of Control).

10.3
Source of Payments. All cash payments will be paid in cash from the general fund of the Company; no separate funds will be established under the Plan, and the Plan will have no assets. No right of any person to receive any payment under the Plan will be any greater than the right of any other general unsecured creditor of the Company.

10.4
Right of Setoff. The Company’s obligations under this Plan are absolute and unconditional and are not diminished under any circumstances other than as set forth in this Plan or as required under the Company’s Compensation Recovery Policy, and the obligations under this Plan shall not be diminished by any other set-off, counterclaim, defense or other right which the Company may have against the Designated Employee. Nothing in this Plan shall be construed to obligate the Designated Employee to seek other employment or take any other action by way of mitigation of the amounts payable to the Designated Employee under any of the provisions of this Plan.

10.5	Withholding Taxes. All payments made under this Plan shall be subject to reduction to reflect all federal, state, local and other taxes required to be withheld by applicable law.

10.6	Entire Agreement. This Plan represents the entire agreement and understanding between the parties as to the subject matter herein (whether oral or written and whether express or implied).

10.7
Severability. The invalidity or unenforceability of any provision or provisions of this Plan shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

10.8
Choice of Law. The validity, interpretation, construction and performance of this Plan shall be governed by the laws of the State of California, without regard to where the Designated Employee has his residence or principal office or where he performs his duties hereunder.